Shining Financial Opportunity
Buy shares so we can build our company together

ARCHIMEDES287BC



The Fastest, Safest and Most Efficient Bicycle in the World

New rules approved by the Securities and Exchange Commission (REG-A) will make it possible for you to get in on the ground floor with our company

SEC is allowing us to solicit Potential Investors

No monies can be accepted until we are accepted by the SEC

Our Mission:

The ARC truly is the next step forward in the evolution of the bicycle. It increases power and speed while at the same time reducing rider fatigue and accidents due to bicycle failure. One of the most exciting aspects of our system is that a paraplegic, an individual missing one or both legs or someone suffering from a debilitating musclar disease can now ride the ARC bicycle and enjoy this fantastic fun and energizing activity.

FOR FUTURE INVESTMENT OPPORTUNITIES SEND US YOUR CONTACT INFO NOW AND LET US KNOW HOW MANY SHARES YOU WOULD LIKE TO PURCHASE.

Contact us Now: Ph: 973-595-7775 Fax: 1-866-522-1251, wilson@arc287bc.com

Please see restriction at our website: www.Arc287bc.com